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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE:  CONOLOG COMPLETES $4,245,000 PRIVATE PLACEMENT

Somerville, NJ - February 18, 2005: Conolog Corporation (NASDAQ: CNLG), an engineering and design company that provides digital signal processing solutions to global electric utilities, announced today that it has completed a previously announced $4,245,000 private placement of 1,369,355 shares of its common stock. Investors have also received warrants to purchase an aggregate of 684,678 shares of Conolog's common stock at an exercise price of $5.15 per share, exercisable for a period commencing on June 5, 2005 through the fifth anniversary of the issuance. In addition, the selling agent, First Montauk Securities Corp. was issued a warrant to acquire 273,871 shares of Conolog's common stock with the same terms as those issued to the investors. Conolog received net proceeds of $3,685,650. As of February 16, 2005, 6,874,061 shares of the Conolog's common stock were issued.

The securities being offered were not registered under the Securities Act of 1933, as amended, and may not be offered or sold within the United States absent registration or an available exemption from such registration requirements. However, pursuant to the subscription agreement and the selling agent agreement, Conolog has filed a registration statement with the Securities and Exchange Commission to register the resale of the securities (and securities issuable upon exercise of the warrant) under the Securities Act.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. Conolog designs and manufactures electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. Conolog's INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Contact: Conolog Corporation: Robert Benou, Chairman, 908/722-8081; National Financial Network, Geoffrey Eiten, Investor Relations; 781/444-6100, ext. 613 or email geiten@nfnonline.com, or visit www.nfnonline.com/cnlg.


Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of Conolog's products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in Conolog's periodic reports filed with the Securities and Exchange Commission. There can be no assurance that Conolog's shareholders will approve the sale of shares to the Subscribers pursuant to the subscription agreement .There can also be no assurance that Conolog will sell additional equipment to the Midwest utility.
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